Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 2, 2026, which includes an explanatory paragraph regarding the substantial doubt about the ability of INVO Fertility, Inc. (the “Company”) to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2025, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

Irvine, California

August 28, 2026